Exhibit  10.2



SALE  CONTRACT
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THIS  AGREEMENT  ("Agreement")  made  and  entered  into as of this 28th  day of
February 2005 by and between MARINE HOLDINGS, INC., (hereinafter referred to as "Purchaser") and RONALD DIBARTOLO AND GAILYNN DIBARTOLO, husband and wife, (hereinafter referred to as "Sellers"),

     WITNESSETH:

WHEREAS, Sellers are the owners of a certain property which consists of approximately twelve (12) acres and the improvements located thereon at 300 Westlink Drive, Washington, MO 63090. Exact legal description in Sellers' title to govern. The Land shall hereinafter be sometimes referred to as the "Property"; and

WHEREAS, Sellers desires to sell the Property to Purchaser, and Purchaser desires to purchase the Property from Sellers, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, and to induce reliance thereon and in reliance thereon, the parties hereto covenant, agree, stipulate, represent and warrant as follows:

1.     AGREEMENT  TO  SELL  AND  PURCHASE.  Sellers  agree to sell and convey by
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general warranty deed, and Purchaser agrees to purchase and accept, in its AS IS condition, the Property together with the appurtenances, fixtures and equipment thereto belonging for the price (the "Purchase Price") of Two Million One
Hundred Twelve Thousand Three Hundred Ten Dollars, ($2,112,310) all in accordance with and subject to the terms and conditions hereof.

2.     CLOSING;  POSSESSION.  The  closing of the purchase and sale contemplated
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by this Agreement (the "Closing") shall occur on February 28, 2006.  Closing may occur at an earlier date, by mutual written agreement of Purchaser and Seller. Closing shall take place at a title company chosen by the parties prior to closing. Possession of the Property shall be transferred to Purchaser at Closing, subject to the possessory rights of tenants under leases.

3.     PURCHASE  PRICE.  The  full amount of the Purchase Price shall be paid in
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cash,  by  wire  transfer  or  certified  check, at Closing.  Purchaser shall be responsible  for  the  following  items:

a. General property taxes for calendar year 2005 and following (state, county, municipal, school district and like real estate taxes), utilizing the most current available assessments and tax rates.

b. Special taxes or assessments, if any, upon the Property assessed or becoming a lien on or prior to the date of Closing, including deferred payments or installment payments therefore payable after the date of Closing.

c. Fuel, electricity, water, sewer and other utility charges and deposits up to and including the date of Closing.

d. Subdivision, condominium and levee district charges up to and including the date of Closing.

4.     CLOSING DOCUMENTS.  At or prior to Closing, Seller shall deliver or cause
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to  be  delivered  to the Title Company the following documents, duly authorized and executed (copies of which shall also be simultaneously delivered to Purchaser), to be held in escrow by the Title Company subject to completion of all closing requirements:

a. General Warranty Deed, conveying to Purchaser marketable fee simple title to the Property. The deed shall include all of Seller's right, title and interest, if any, in and to all abutting roads and rights-of-way and all reversionary rights therein, and in and to all appurtenant easements and other rights appurtenant to the Property.

     b.     Closing  Statements.

c. Any affidavits or certificates customarily executed in Franklin County, Missouri, by sellers in connection with the sale of property similar in nature to the Property.

5.     NOTICES.  All notices or other communications required or permitted to be
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given  under  this  Contract  shall  be  in  writing  and  shall  be  given

To  the  Purchaser:

Marine  Holdings,  Inc.
300  Westlink  Drive
Washington,  MO  63090


To  the  Sellers:

Ronald  DiBartolo
Gailynn  DiBartolo
14  Glenworth  Court
Manchester,  MO  63011

Any notices required or permitted to be given hereunder shall be in writing and shall be deemed given when (a) delivered personally, (b) delivered by telegram or facsimile, (c) one day after delivery to a nationally recognized courier service (such as Federal Express) for overnight delivery, or (d) three (3) days after depositing the same with the United States mail designated as first class, certified, registered, postage prepaid and return receipt requested.

6.     MISCELLANEOUS  PROVISIONS.
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a.     Time  is  of the essence with respect to each and every provision of this
Agreement.

b. The captions in the various paragraphs of this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit or describe the scope of this Agreement nor the intent of any provision hereof.

c. If any date for the occurrence of an event or act under this Agreement falls on a Saturday, Sunday or legal holiday in the State of Missouri, then the time for the occurrence of such event or act shall be extended to the next succeeding business day.

d. This Agreement, together with all exhibits attached hereto and incorporated by reference herein, constitutes the entire understanding between the parties hereto and supersedes any and all prior agreements, arrangements and understandings between the parties hereto. This Agreement may be amended only by a writing signed by both Purchaser and Sellers.

e. This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

f. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respecting heirs, executors, administrators, personal representatives, successors and assigns.

g. The persons who execute this Agreement on behalf of Purchaser and on behalf of Seller hereby represent and warrant that they are duly authorized to execute this Agreement.

h. In the event either party hereto fails to perform any of its obligations under this Agreement, the defaulting party shall pay any and all costs and expenses incurred by the other party in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys' fees.

i. The facsimile transmission of any signed original document, and retransmission of any signed facsimile transmission, shall be the same as the transmission of an original. At the request of either party, or the closing agent, the parties will confirm facsimile transmitted signatures by signing an original document.



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PURCHASER                                             Seller

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                                                      Seller